Exhibit 99.1

NEWS RELEASE

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES SECOND QUARTER EARNINGS

Income from Loan Growth Helps Replace 2003 Refinancing Earnings, Net Income Up 3% for the Second Quarter and 4% for the first Six Months of 2004.

CRESTVIEW HILLS, KENTUCKY, July 16, 2004 – The Bank of Kentucky Financial Corporation (the “Company”) (OTC/BB: BKYF), the holding company of the Bank of Kentucky, Inc., today reported its earnings for the second quarter and the six month period ended June 30, 2004. For the second quarter and the first six months of 2004, the Company reported an increase in net income of 3% and 4% respectively, versus the same periods in 2003. Highlighting second quarter results was a 13% increase in loans outstanding as compared to the second quarter of 2003, which led to an increase in net interest income of 13%. This growth helped offset the 53% reduction in gains on the sale of mortgage loans.

A summary of the Company’s interim results follows:

Second Quarter ended June 30,	2004	2003	Change
Net income	$2,602,000	$2,519,000	3%
Net income per share, basic	$0.44	$0.42	5%
Net income per share, diluted	$0.43	$0.42	2%

Six Months ended June 30,	2004	2003	Change
Net income	$4,913,000	$4,745,000	4%
Net income per share, basic	$0.82	$0.80	3%
Net income per share, diluted	$0.81	$0.79	3%

Net interest income increased $824,000 or 13% in the second quarter of 2004, as compared to the same period in 2003. The increase was both the result of the increase in loans outstanding and a higher yielding mix of earning assets from the second quarter of 2003. The mix of earnings assets benefited from the increase in loans outstanding of $80 million and a corresponding decrease in overnight investments of $37 million from 2003. This mix helped increase the net interest margin from 3.66% in the second quarter of 2003 to 3.99% in the second quarter of 2004. The provision for loan losses increased by $175,000 in the second quarter of 2004 as compared to the same period in 2003 and was effected by higher charge-offs and the application of loss factors to the increased loan balances, which increased $12 million more in 2004 than 2003. Despite the higher loan loss provision expense, the Company’s asset quality ratios of .11 annualized net charge-offs to total loans and .48% of non-performing loans to total loans reflected strong and stable credit quality.

Non-interest income was down 16% in the second quarter of 2004 compared to the same period in 2003, while non-interest expense increased 3% from the same period last year. The slowing mortgage loan refinancing market led to a 53%, or $538,000, reduction in gains on the sale of mortgage loans, which was partially offset with a $227,000 increase in earnings from Company owned life insurance. The largest increase in non-interest expense was salaries and employee benefits expenses, which were up 9% from 2003.

Total assets were $833 million at the end of the second quarter of 2004, which was $44 million or 6% higher than the same date a year ago. The $80 million or 13% growth in loans was offset with a $37 million or 100% reduction in overnight investments. Total deposits were up 3% from 2003, while borrowings and stockholders’ equity were up 43% and 11% respectively from the end of the second quarter of 2003.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Amounts and dollars in thousands, except per share data)

	Four Quarter Comparison				Second Quarter Comparison
	6/30/04	3/31/04	12/31/03	9/30/03	6/30/04	6/30/03	% Change
Income Statement Data
Net interest income	$7,334	$7,064	$6,868	$6,762	$7,334	$6,510	13%
Provision for loan losses	350	325	500	265	350	175	100%
Service charges on deposit accounts	946	846	832	907	946	967	(2)%
Gains on the sale of mortgage loans	480	323	320	955	480	1,018	(53)%
Other non-interest income	781	729	736	666	781	629	24%
Salaries and employee benefits expense	2,593	2,537	2,342	2,459	2,593	2,380	9%
Occupancy and equipment expense	794	835	875	789	794	829	(4)%
Other non-interest expense	1,915	1,842	1,931	2,019	1,915	1,923	0%
Net income	2,602	2,311	2,093	2,521	2,602	2,519	3%

Per Share Data
Basic earnings per share	$0.44	$0.39	$0.35	$0.42	$0.44	$0.42	5%
Diluted earnings per share	0.43	0.38	0.35	0.42	0.43	0.42	2%
Cash dividends declared	0.00	0.11	0.00	0.09	0.00	0.00	0%

Earnings Performance Data
Return on equity	15.07%	13.66%	12.58%	15.44%	15.07%	16.31%	(124	)bps
Return on assets	1.27%	1.15%	1.04%	1.28%	1.27%	1.29%	(2	)bps
Net Interest margin	3.99%	3.92%	3.77%	3.79%	3.99%	3.66%	33	bps

	6/30/04	3/31/04	12/31/03	9/30/03	6/30/04	6/30/03	% Change
Balance Sheet Data
Investments	$50,233	$48,896	$59,535	$51,224	$50,233	$45,355	11%
Total loans	692,025	671,794	660,442	627,061	692,025	612,199	13%
Allowance for loan losses	7,180	7,017	6,855	6,590	7,180	6,539	10%
Total assets	833,204	819,209	815,976	782,951	833,204	789,506	6%
Total deposits	696,936	696,196	698,727	672,492	696,936	678,526	3%
Total borrowings	62,238	50,243	46,197	41,177	62,238	43,527	43%
Stockholders’ equity	69,687	68,345	66,689	64,698	69,687	62,985	11%

Asset Quality Data
Allowance for loan losses to total loans	1.04%	1.04%	1.04%	1.05%	1.04%	1.07%
Non-performing loans to total loans	.48%	.56%	.55%	.66%	.48%	.67%
Annualized charge-offs to average loans	.11%	.10%	.15%	.14%	.11%	.05%

About BKFC

BKFC, a bank holding company with assets of approximately $833 million, offers banking and related financial services to both individuals and business customers. BKFC operates twenty-six branch locations and thirty-six ATM’s in the Northern Kentucky market.

For more information contact:

Martin Gerrety

Senior Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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